Exhibit 99.1
China Logistics Group Reports Financial Results for the Third Quarter and First Nine Months of 2011 ended September 30, 2011

SHANGHAI, CHINA--(11/15/11) - China Logistics Group, Inc. (OTC.BB:CHLO), an international freight forwarder and logistics management company, announced today its financial results for the third quarter and first nine months of 2011.

For the first nine months of 2011, revenues were $17.6 million compared to $18.1 million recorded in the first nine months of 2010. Revenues for the third quarter of 2011 were $6.9 million compared to $6.9 million recorded in the third quarter of 2010. While overall revenue in the third quarter and first nine months of 2011 remained similar compared to 2010, our shipping volumes increased when compared to the same periods in 2010.  These volume increases were offset by declining shipping rates in the 2011 periods due to excess freight cargo capacity. For the first nine months of 2011 we recorded net income of $135,000 as compared to $696,000 in the same period in 2010, inclusive of $1.6 million of non-cash income associated with the extinguishment of a registration rights liability recorded in the third quarter of 2010. For the third quarter of 2011 we recorded a net loss attributable to shareholders of ($40,000) compared to net income attributable to shareholders of $1.6 million, inclusive of the $1.6 million in non-cash income previously mentioned. Our operations resulted in basic and diluted earnings per share of $0.00 in third quarter and first nine months of 2011 as compared to earnings per basic and diluted share of $0.04 and $0.02 in the third quarter and first nine months of 2010, respectively.

Gross profit for the first nine months of 2011 was $1.0 million, an increase of 38.9% as compared to the first nine months of 2010. The increase in gross profit for the first nine months of 2011was primarily a result of increased shipping volumes coupled with prices provided to us by freight carriers declining at a faster pace than the reduction in our prices extended to our customers. As a result, our gross profit margins for the first nine months of 2011 increased to 6.0% as compared to 4.2% in the same period in 2010. In the third quarter of 2011our gross profit margin was 4.1% compared to 4.5% in the same period of 2010 as the end market logistics prices aligned more closely with freight carrier prices resulting in the cost of cargo space obtained for customers being a larger percentage of sales.  Total operating expenses in the third quarter of 2011 decreased by 7.6% to $274,000 compared to the same period in 2010 and decreased by 30.9% to $813,000 for the first nine months of 2011 compared to the same period in 2010.  The decreases in operating expenses in 2011 were primarily the result of lower stock based compensation expenses for officers and directors and stock awards to consultants recorded in the first nine months of 2010.

At September 30, 2011 our cash increased to $1.4 million compared to $1.3 million at December 31, 2010. Shareholder equity attributable to China Logistics Group, Inc. improved to $1.1 million from $1.0 million at December 31, 2010.  Also, working capital at September 30, 2011 improved by 27% to $1.4 million compared to $1.1 million at December 31, 2010.

Commenting on China Logistics Group's financial performance, Wei Chen, CEO and Chairman, stated, "Our performance over the course the first nine months of 2011 reflect our ability to successfully navigate through a very challenging environment in the shipping industry in China. The current cargo overcapacity has resulted in a declining price environment which has now pressured margins.  Through our aggressive marketing we have increased volumes to largely offset price declines and have worked hard to maintain and improve our operational profitably in 2011.  We have also strengthened our balance sheet both in cash and working capital to position our company for future growth. As we move through the remainder of 2011 and into 2012 we will continue to control costs while aggressively working to expand our customer base for both domestic and international logistics management services to fuel our future growth."

About China Logistics Group, Inc.

China Logistics Group, Inc. is a U.S. company doing business in China through its 51% ownership in its subsidiary Shandong Jiajia International Freight & Forwarding Co., Ltd. (Shandong Jiajia). Established in 1999; Shandong Jiajia is an international freight forwarder and logistics manager located in China. Shandong Jiajia acts as an agent for international freight and shipping companies. It sells cargo space and arranges land, maritime, and air international transportation for clients seeking primarily to export goods from China.

Since its formation in 1999, Shandong Jiajia has offered its clients a comprehensive service package which includes receipt of goods, warehousing, transporting shipments, consolidation of freight, customs declaration, inspection declaration, multimodal transport, and combined large-scale logistics.

The Company has established relationships with both domestic and international transportation service providers. Shandong Jiajia has been an agent of world known shipping companies including NYK (Nippon Yusen Kaisha), P&O (Nedlloyd), and RCL (Regional Container Lines). Shandong Jiajia has branch offices in major seaport cities in China including Shanghai, Qingdao, Xiamen, and Lianyungang.

CHINA LOGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash	$1,443,975	$1,309,848
Accounts receivable, net	4,382,306	3,104,526
Other Receivables	402,680	1,017,706
Advance to vendors and other prepaid expenses	565,049	347,409
Due from related parties	600,917	638,420
Total current assets	7,394,927	6,417,909

Property and equipment, net	28,218	35,124
Total assets	$7,423,145	$6,453,033

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable – trade	$2,306,140	$2,658,710
Accrued expenses and other current liabilities	937,312	693,565
Advances from customers	1,520,003	466,056
Due to related parties	1,237,923	1,438,667
Foreign tax payable	9,873	15,153

Total current liabilities	6,011,251	5,272,151

Shareholders’ equity:
China Logistics Group, Inc. shareholders' equity:
Preferred stock - $0.001 par value, 10,000,000 shares authorized
Series B convertible preferred stock - 450,000 issued and
Outstanding	450	450
Common stock, $.001 par value, 500,000,000 shares authorized; 41,508,203 shares
issued and outstanding at September 30, 2011	41,508	41,508
Additional paid-in capital	20,636,980	20,636,980
Accumulated deficit	(19,467,935)	(19,505,982)
Accumulated other comprehensive loss	(82,411)	(131,527)
Total China Logistics Group, Inc. shareholders' equity	1,128,592	1,041,429
Noncontrolling interest	283,302	139,454
Total equity	1,411,894	1,180,882
Total liabilities and shareholders' equity	742,3145	6,453,033

CHINA LOGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2011	2010	2011	2010

Sales	$6,944,879	$6,931,542	$17,618,543	$18,144,298
Cost of sales	6,662,172	6,621,608	16,571,363	17,390,586
Gross profit	282,707	309,934	1,047,180	753,712

Operating expenses:
Selling, general and administrative	206,992	293,155	734,693	1,168,114
Depreciation and amortization	2,727	3,489	14,634	8,635
Bad debt expense	63,985	(350)	63,985	(350)
Total operating expenses	273,704	296,294	813,312	1,176,399
Income (loss) from operations	9,003	13,640	233,868	(422,687)

Other income (expenses):
Other income (expense)	(59,304)	64,260	(74,300)	(3,892)
Extinguishment of registration rights liability	(5,859)	1,597,000	(5,859)	1,597,000
Change in fair value of derivative liability		-	-	(447,059)
Interest income (expense)	(3,616)	(2,674)	(5,169)	(5,956)
Total other income (expenses)	(68,779)	1,658,586	(85,328)	1,140,093
Income (loss) before income taxes	(59,776)	1,672,226	148,540	717,406
Foreign taxes	8,218	10,538	13,836	21,346
Net Income (loss)	(67,994)	1,661,688	134,704	696,060
Less: Net income (loss) attributable to the noncontrolling interest	(28,252)	(29,527)	96,659	(44,740)
Net income (loss) attributable to China Logistics Group, Inc.	(39,742)	1,632,161	38,045	651,320

Other comprehensive income (loss):
Foreign currency translation adjustments	45,624	24,320	49,116	33,310
Comprehensive income	$5,882	$1,656,481	$87,162	$684,630

Earnings (loss) per common share:
Basic	$(0.00)	$0.04	$0.00	$0.02
Diluted	$(0.00)	$0.04	$0.00	$0.02

Weighted average number of shares outstanding:
Basic	41,508,203	39,508,203	41,508,203	37,629,082
Diluted	46,008,203	39,508,203	46,008,203	37,629,082

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Logistics Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

•	Intense competition in the freight forwarding and logistics industries;
•	The loss of the services of any of our executive officers or the loss of services of any of our key persons responsible for the management, sales, marketing and operations efforts of our subsidiaries;
•	Continuing material weaknesses in our disclosure controls and procedures and internal control over financial reporting which may lead to additional restatements of our financial statements;
•	Our dependence upon advisory services provided by a U.S. company due to our management's location in the PRC;
•	Our reliance on overseas cargo agents to provide services to us and to our customers;
•	Significant credit risks in the operation of our business;
•	Difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws;
•	Fluctuation in the value of the renminbi (RMB);
•	Substantially all of our assets and all of our operations are located in the PRC and are subject to changes resulting from the political and economic policies of the Chinese government;
•	A slowdown in the Chinese economy or an increase in its inflation rate;
•	Chinese laws and regulations governing our business operations are sometimes vague and uncertain and the effects of any changes in such laws and regulations;
•	Our ability to enforce our rights due to policies regarding the regulation of foreign investments in the PRC; and
•
Our lack of various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2010.

Contact:
China Logistics Group, Inc.
Lillian Wong
Investor Relations
954-363-7333
ir@chinalogisticsinc.com